       THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE NOT AN OFFER TO SELL THESE SECURITIES AND ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                                          Pursuant to Rule 424B5
                                                      Registration No. 333-54978

                 SUBJECT TO COMPLETION, DATED FEBRUARY 15, 2001

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED FEBRUARY 12, 2001)

                                  $200,000,000

                               PULTE CORPORATION
                                % SENIOR NOTES DUE 2011

                             ----------------------

     Interest on the senior notes of Pulte Corporation is payable semi-annually
on                and                of each year, beginning             , 2001.
The senior notes will mature on                2011, may not be redeemed prior
to maturity and do not have the benefit of any sinking fund.

     The senior notes are unsecured and rank equally with all our other unsecured and unsubordinated indebtedness.

     The senior notes will be guaranteed on a senior basis by guarantees of certain of our wholly-owned homebuilding subsidiaries in the United States, including Pulte Home Corporation.

                             ----------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

                                                             PER NOTE   TOTAL
                                                             --------   ------
Public offering price(1)...................................         %   $
Underwriters' discount and commissions.....................         %   $
Proceeds, before expenses, to Pulte(1).....................         %   $

---------------
(1) Plus accrued interest from February   , 2001, if settlement occurs after
    that date

     The senior notes will be ready for delivery in book-entry form only in New
York, New York on or about February   , 2001

                          JOINT BOOK-RUNNING MANAGERS
BANC ONE CAPITAL MARKETS, INC.                    BANC OF AMERICA SECURITIES LLC

                             ----------------------

                              MERRILL LYNCH & CO.

COMERICA SECURITIES                    SUNTRUST EQUITABLE SECURITIES CORPORATION

                             ----------------------

          The date of this prospectus supplement is February   , 2001

     You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making any offer of these securities in any state where the offer is not permitted. You should not assume the information provided by this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in the prospectus is accurate as of any date other than the date on the front of this prospectus supplement, the date on the front of the accompanying prospectus or the date of the applicable incorporated document, as the case may be. Our business, financial condition, results of operations and prospects may have changed since that date.

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                              PAGE
                                                              ----
THE OFFERING................................................   S-3
THE COMPANY.................................................   S-5
RECENT DEVELOPMENTS.........................................   S-5
SELECTED CONSOLIDATED FINANCIAL INFORMATION.................   S-6
USE OF PROCEEDS.............................................   S-7
CAPITALIZATION..............................................   S-8
DESCRIPTION OF SENIOR NOTES.................................   S-8
UNDERWRITING................................................  S-15
LEGAL MATTERS...............................................  S-16
                            PROSPECTUS
ABOUT THIS PROSPECTUS.......................................     3
PULTE CORPORATION...........................................     3
WHERE YOU CAN FIND MORE INFORMATION.........................     3
A WARNING ABOUT FORWARD LOOKING STATEMENTS..................     4
USE OF PROCEEDS.............................................     5
RATIO OF EARNINGS TO FIXED CHARGES..........................     5
DESCRIPTION OF DEBT SECURITIES..............................     6
DESCRIPTION OF CAPITAL STOCK................................    16
DESCRIPTION OF WARRANTS.....................................    17
DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE
  UNITS.....................................................    18
PLAN OF DISTRIBUTION........................................    19
EXPERTS.....................................................    20
LEGAL OPINIONS..............................................    20

     When this prospectus supplement uses the words "Pulte," "we," "us," and "our," they refer to Pulte Corporation and its subsidiaries unless otherwise expressly stated or the context otherwise requires.

     The information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus concerning the homebuilding industry, our market share, our size relative to other homebuilders and similar matters is derived principally from publicly available information and from industry sources. Although we believe that this publicly available information and the information provided by these industry sources is reliable, we have not independently verified any of this information and we cannot assure you of its accuracy.

                                  THE OFFERING

     The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the senior notes, see "Description of Senior Notes" in this prospectus supplement.

TERMS OF THE SENIOR NOTES:

Issuer........................   Pulte Corporation, a Michigan corporation.

Aggregate Principal Amount....   $200,000,000.

Interest Rate.................        % per year.

Maturity Date.................                  , 2011.

Interest Payment Dates........                  ,                and
                                                ,                of each year,
                                 beginning             , 2001, to holders of
                                 record on the                or
                                 preceding the relevant interest payment date.

Interest Calculations.........   Based on a 360-day year of twelve 30-day
                                 months.

Ranking.......................   The senior notes will rank equally with any of
                                 our unsecured and unsubordinated indebtedness.

Guarantees....................   Payment of principal of and interest on the
                                 senior notes will be guaranteed, jointly and severally (the "Guarantees"), by certain of our wholly-owned homebuilding subsidiaries in the
                                 United States, including Pulte Home Corporation
                                 (the "Guarantors"). The Guarantees will rank equally with all other unsecured and unsubordinated indebtedness of such subsidiaries.

Repurchase at Option of
Holder........................   Upon a Change in Control Triggering Event, each
                                 holder of senior notes will have the right, at the holder's option, subject to the terms and conditions of the indenture governing the senior notes, to require us to purchase all or any part of such holder's senior notes at a cash price equal to 100% of their face amount, plus accrued interest to the date of repurchase. See "Description of Senior
                                 Notes -- Repurchase of the Senior Notes at the
                                 Option of the Holder" in this prospectus supplement.

Redemption....................   The senior notes are not redeemable by us in
                                 whole or in part prior to maturity.

Sinking Fund..................   None.

Form and Denominations........   The senior notes will be issued in book-entry
                                 form in denominations of $1,000 and integral multiples thereof and represented by one or more global notes deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Company.

Settlement....................   Same-day -- immediately available funds.

Trustee.......................   Bank One Trust Company, National Association.

Use of Proceeds...............   We estimate that we will receive net proceeds
                                 from the offering of approximately $          .
                                 We intend to use the proceeds primarily to repay short-term indebtedness and for general corporate purposes. Prior to application for the foregoing purpose, we may invest a portion of the proceeds in short-term investments.

GENERAL INDENTURE PROVISIONS APPLICABLE TO THE SENIOR NOTES:

No Limit on Debt..............   The indenture governing the senior notes does
                                 not limit the amount of debt that we may issue or provide holders any protection should we be involved in a highly leveraged transaction.

Certain Covenants.............   The indenture contains covenants that, among
                                 other things, will limit our ability and the ability of some of our subsidiaries to:

                                   - issue, assume or guarantee certain
                                     additional secured indebtedness; and

                                   - engage in sale and lease-back transactions.

                                 These covenants are subject to important exceptions and qualifications, which are described under the heading "Description of Senior Notes" in this prospectus supplement and under the heading "Description of Debt Securities" in the accompanying prospectus.

Events of Default.............   The events of default under the indenture
                                 governing the senior notes include the
                                 following:

                                   - our failure to pay principal of the senior
                                     notes when due;

                                   - our failure for 30 days to pay interest
                                     when due on the senior notes;

                                   - our failure to perform other covenants with
                                     respect to the senior notes for 60 days
                                     after receipt of notice of failure; and

                                   - certain events of bankruptcy, insolvency or
                                     reorganization.

                                 If any event of default occurs and is
                                 continuing, the trustee under the indenture or holders of at least 25% in aggregate principal amount of outstanding senior notes may declare the principal thereof immediately due and payable.

Other.........................   The senior notes will vote together as a single
                                 series for purposes of determining whether the holders of the requisite percentage in outstanding principal amount have taken certain actions or exercised certain rights under the indenture.

                                  THE COMPANY

     We are the nation's largest homebuilder based on units sold worldwide compared to the fiscal 1999 results of our competitors. Through Pulte Home Corporation and our other homebuilding subsidiaries in the United States, we acquire land, develop communities and build and sell a wide variety of homes, including detached units, townhouses, condominium apartments and duplexes, all primarily sold for use as principal residences. Our homes are targeted to first-time, move-up, semi-custom and active adult home buyers (a growing demographic group in their pre-retirement and retirement years). As of December 31, 2000, our domestic operations offered homes for sale in 396 communities in 41 markets and 25 states at prices ranging from $70,000 to over $1,200,000 (sales prices of homes offered for sale in the majority of our communities fall within the range of $100,000 to $300,000), with an average price of $206,000. Our international homebuilding subsidiaries engage in residential land development and homebuilding in Mexico, Puerto Rico and Argentina. Through Pulte Mortgage Corporation, we also provide mortgage financing services, primarily to buyers of our homes.

     Our homebuilding strategy in the United States is focused on the continued development of the Pulte consumer and value-based brand. Our goal is to create a Homeowner for Life(TM) by providing a wide array of well-located, quality-built residential housing communities for homebuyers as they transition from first-time, move-up, semi-custom and ultimately to active adult buyers. Our extensive pre-construction market research and analysis enables us to understand what our homebuyers desire. We then specifically develop our communities and products to that well-defined homebuyer profile. Our commitment to research and development is focused on the continuous improvement of construction and land development techniques, which allows us to provide high levels of quality and value in our homes and communities. Our Pulte Preferred Partnership (P(3)) program was initiated with a goal toward developing long-term relationships with premier contractors and suppliers to maximize execution of our development and building plans. In addition, we believe that our well-capitalized financial structure combined with our high level of production volume allow us to negotiate favorable material and supply purchasing agreements on a national and/or regional basis to minimize our costs of production. Finally, our mortgage financing subsidiaries have continued to automate operations to (i) enhance customer service, (ii) facilitate the sales process and (iii) reduce mortgage origination production costs to maximize profitability.

     Our executive offices are located at 33 Bloomfield Hills Parkway, Suite 200, Bloomfield Hills, Michigan 48304, and our telephone number is (248) 647-2750.

                              RECENT DEVELOPMENTS

     On January 25, 2001, we announced our financial results for the fourth quarter and twelve months ended December 31, 2000. For the fourth quarter ended December 31, 2000, we reported income from continuing operations of $85.6 million, or $2.01 per share, an increase of 23% over prior year fourth quarter income of $69.8 million, or $1.60 per share. For the twelve months ended December 31, 2000, our income from continuing operations increased 22% to $218.4 million, or $5.18 per share, as compared to $178.3 million, or $4.07 per share, for the prior twelve months ended December 31, 1999.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

     The following table contains selected consolidated financial data and is qualified by the more detailed consolidated financial statements and related notes of Pulte incorporated by reference into the accompanying prospectus. The balance sheet data as of December 31, 1995, 1996, 1997, 1998 and 1999 and the income statement data for each of the fiscal years ended December 31, 1995, 1996, 1997, 1998 and 1999 are derived from the audited consolidated financial statements of Pulte. The balance sheet data as of December 31, 2000 and the income statement data for the year ended December 31, 2000 are not audited and are preliminary data prepared by management; such data include all adjustments (consisting of normal recurring accruals) which Pulte considers necessary for a fair presentation of the results for that period. The selected financial data should be read in conjunction with the consolidated financial statements and related notes and Management's Discussion and Analysis of Financial Condition and Results of Operations incorporated by reference into the accompanying prospectus.

                                                           YEAR ENDED DECEMBER 31,
                                 ----------------------------------------------------------------------------
                                    1995         1996         1997         1998         1999         2000
                                 ----------   ----------   ----------   ----------   ----------   -----------
                                      (DOLLARS IN THOUSANDS, EXCEPT AVERAGE SALES PRICES)         (UNAUDITED)
INCOME STATEMENT DATA(1):
Revenues:
  Homebuilding.................  $1,934,403   $2,319,734   $2,479,171   $2,810,151   $3,677,716   $4,110,975
  Financial Services...........      74,105       50,197       34,038       43,678       49,873       47,443
  Corporate....................      20,632       14,352       10,782       12,692        2,748          633
                                 ----------   ----------   ----------   ----------   ----------   ----------
         Total revenues........   2,029,140    2,384,283    2,523,991    2,866,521    3,730,337    4,159,051
                                 ==========   ==========   ==========   ==========   ==========   ==========
Pre-tax income (loss):
  Homebuilding.................      75,476      106,391      106,178      173,346      316,561      392,383
  Financial Services...........      17,491       13,941        5,014       15,194       20,828       19,009
  Corporate....................     (10,943)     (17,869)     (30,217)     (22,726)     (50,984)     (56,296)
                                 ----------   ----------   ----------   ----------   ----------   ----------
         Total pre-tax
           income(2)...........      82,024      102,463       80,975      165,814      286,405      355,096
Income taxes...................      33,185       39,252       31,175       64,666      108,118      136,712
                                 ----------   ----------   ----------   ----------   ----------   ----------
Income from continuing
  operations...................      48,839       63,211       49,800      101,148      178,287      218,384
Income (loss) from discontinued
  operations...................       9,507      116,432        2,961        1,035         (122)     (29,871)
                                 ----------   ----------   ----------   ----------   ----------   ----------
         Net income............  $   58,346   $  179,643   $   52,761   $  102,183   $  178,165   $  188,513
                                 ==========   ==========   ==========   ==========   ==========   ==========
BALANCE SHEET DATA(1):
Assets:
  Homebuilding.................  $1,130,318   $1,348,075   $1,446,340   $1,765,431   $2,157,395   $2,443,540
  Financial Services...........     439,691      234,658      224,624      274,488      237,318      283,265
  Corporate....................     389,312      323,276      389,472      222,642       92,638      159,678
                                 ----------   ----------   ----------   ----------   ----------   ----------
         Total assets..........  $1,959,321   $1,906,009   $2,060,436   $2,262,561   $2,487,351   $2,886,483
                                 ==========   ==========   ==========   ==========   ==========   ==========
Indebtedness (including current
  maturities):
  Homebuilding.................  $   24,677   $   51,810   $   59,597   $   33,543   $   17,275   $   11,306
  Financial Services...........     365,850      199,440      200,120      245,135      206,959      242,603
  Corporate....................     365,280      358,965      490,403      508,496      515,690      666,296
                                 ----------   ----------   ----------   ----------   ----------   ----------
         Total indebtedness....  $  755,807   $  610,215   $  750,120   $  787,174   $  739,924   $  920,205
                                 ==========   ==========   ==========   ==========   ==========   ==========

                                                           YEAR ENDED DECEMBER 31,
                                 ----------------------------------------------------------------------------
                                    1995         1996         1997         1998         1999         2000
                                 ----------   ----------   ----------   ----------   ----------   -----------
                                      (DOLLARS IN THOUSANDS, EXCEPT AVERAGE SALES PRICES)         (UNAUDITED)
Shareholders' equity...........  $  761,003   $  829,273   $  812,837   $  921,442   $1,093,319   $1,247,931
                                 ==========   ==========   ==========   ==========   ==========   ==========
SUMMARY OF OPERATING AND OTHER
  FINANCIAL DATA:
EBITDA(3)......................  $  102,468   $  132,481   $  121,370   $  205,291   $  347,913   $  426,332
Ratio of earnings to fixed
  charges(4)...................        2.31         3.00         2.49         3.76         5.31         5.45
Unit
  settlements -- Pulte/Pulte-
  affiliate....................      13,096       15,028       16,973       20,359       26,622       27,781
Homebuilding in the United
  States:
Unit settlements...............      12,445       14,422       15,068       16,511       19,848       19,799
Average sales price............  $  155,000   $  160,000   $  162,000   $  175,000   $  187,000   $  206,000
Backlog of sales
  contracts-units..............       3,523        3,349        3,507        5,585        5,432        5,477
Backlog of sales
  contracts-dollar value.......  $  594,000   $  590,000   $  636,000   $1,036,000   $1,180,000   $1,307,000

---------------

(1) Certain amounts in the years 1995 through 1999 were re-classified to conform to the year 2000 presentation.

(2) 1997 pre-tax income includes a one-time restructuring charge of $20 million.

(3) EBITDA is provided because it is a measure commonly used to evaluate a company's ability to service its indebtedness. EBITDA is presented to enhance the understanding of Pulte's operating results and is not intended to represent cash flows or results of operations in accordance with GAAP for the periods indicated. EBITDA is not adjusted for interest income or expense of Pulte's financial services operations. EBITDA is not a measurement under GAAP and is not necessarily comparable with similarly titled measures of other companies.

(4) The ratios of earnings to fixed charges set forth above are computed on a total enterprise basis, except for our discontinued thrift operations, which are excluded. Fixed charges include interest incurred and one-third of rent expense, which represents the estimated interest factor and amortization of debt expense.

                                USE OF PROCEEDS

     The net proceeds from the sale of the senior notes will be used to repay short-term indebtedness and for general corporate purposes. However, we may subsequently reborrow under our revolving credit facility or otherwise. At January 31, 2001, the weighted average interest rate for borrowings under our revolving credit facility was 6.49%. Pending application for the foregoing purpose, we may invest the net proceeds from this offering in high-grade, short-term, marketable, interest-bearing securities.

                                 CAPITALIZATION

     The following table sets forth our unaudited capitalization of Pulte and its consolidated subsidiaries at December 31, 2000. This table should be read in conjunction with our consolidated financial statements and related notes and other financial information that we have incorporated by reference in the accompanying prospectus.

                                                                    AS OF
                                                                 DECEMBER 31,
                                                                     2000
                                                                --------------
                                                                (IN THOUSANDS)
                                                                 (UNAUDITED)
Indebtedness:
  Short-term debt(1)........................................     $         --
  Long-term debt
     Senior Indebtedness....................................          659,296
     Other..................................................           18,306
  Collateralized short-term debt, recourse solely to
     non-guarantor subsidiary assets........................          242,603
                                                                 ------------
          Total debt(2).....................................     $    920,205
                                                                 ============
Shareholders' equity:
  Common stock..............................................     $        416
  Capital in excess of par value............................          109,593
  Retained earnings.........................................        1,137,922
                                                                 ------------
          Total shareholders' equity........................     $  1,247,931
                                                                 ============
          Total capitalization..............................     $  2,168,136
                                                                 ============

---------------
(1) During fiscal 2000, short-term borrowings in the ordinary course of business averaged approximately $137 million with a peak short-term borrowing level of $245 million. As of January 31, 2001, short-term debt totaled $58 million. Proceeds from the offering of the senior notes will be used to reduce short-term debt incurred after December 31, 2000.

(2) Total debt does not include indebtedness related to discontinued operations of approximately $0.8 million.

                          DESCRIPTION OF SENIOR NOTES

     The following description of the particular terms of the senior notes offered hereby supplements and, to the extent inconsistent with, supersedes the description of the general terms of the senior debt securities set forth under the heading "Description of Debt Securities" in the accompanying prospectus, which should be read in conjunction with this prospectus supplement. Capitalized terms used below and in the accompanying prospectus have the meanings set forth in the senior indenture dated as of October 24, 1995, as supplemented by the indenture supplement dated as of August 27, 1997, the indenture supplement dated as of March 20, 1998, the indenture supplement dated as of January 31, 1999, the indenture supplement dated as of April 3, 2000 and the indenture supplement
dated as of February   , 2001, between us, as issuer, the subsidiary Guarantors
named therein and Bank One Trust Company, National Association, as trustee.

GENERAL

     The senior notes constitute a single series of senior debt securities for purposes of the senior indenture and are initially limited to an aggregate principal amount of $200,000,000. Pulte may reopen this series of senior notes and issue additional notes of this series without consent from the holders of
the senior notes. The senior notes will mature on             , 2011. Interest
on the senior notes will accrue from             , 2001 and will be payable
semi-annually on                and                , beginning             ,
2001, and at maturity to the persons in whose names the senior notes are registered at the
close of business on the                or                prior to the
applicable payment date, at the annual rate set forth on the cover of this prospectus supplement.

     The senior notes will be issued only in book-entry form represented by one or more global securities through the facilities of The Depository Trust Company (the "Depository"), and will be in denominations of $1,000 and integral multiples thereof. Transfers or exchanges of beneficial interests in the senior notes in book-entry form may be effected only through a participating member of the Depository. Under certain limited circumstances, the senior notes may be issued in certificated form in exchange for the global securities. See
"-- Global Securities" below and "Descriptions of Debt Securities -- Global Certificates" in the accompanying prospectus.

     Payments on the senior notes will be made to the Depository. The senior notes will not be listed on any securities exchange. The senior notes will be a new issue of securities with no established trading market and there can be no assurance as to whether any market will develop, the liquidity of any markets that may develop or the prices at which holders would be able to sell the senior notes.

RANKING

     The senior notes will rank pari passu with all of our existing and future Senior Indebtedness, and senior to all of our existing and future subordinated indebtedness. As of December 31, 2000, we had outstanding $659,296,000 aggregate principal amount of Senior Indebtedness, as described under "Capitalization."

GUARANTORS

     The senior notes are guaranteed, jointly and severally, on a senior basis pursuant to the senior Guarantees of the Guarantors, and the senior Guarantees rank pari passu with all Guarantor Senior Indebtedness. As of December 31, 2000, the Guarantors had outstanding the following aggregate principal amount of Guarantor Senior Indebtedness: (i) their senior Guarantee obligations with respect to $175,000,000 aggregate principal amount of our 9 1/2% Senior Notes due 2003, $100,000,000 aggregate principal amount of our 7% Senior Notes due 2003, $112,000,000 aggregate principal amount of our 8 3/8% Senior Notes due 2004, $125,000,000 aggregate principal amount of our 7.3% Senior Notes due 2005 and $150,000,000 aggregate principal amount of our 7 5/8% Senior Notes due 2017 and (ii) the other indebtedness as described under "Capitalization."

     The senior indenture provides that, in the event any senior Guarantee would constitute or result in a violation of any applicable fraudulent conveyance or similar law of any relevant jurisdiction, the liability of the Guarantor under such guarantee shall be reduced to the maximum amount, after giving effect to all other contingent and other liabilities of such Guarantor, permissible under the applicable fraudulent conveyance or similar law.

REDEMPTION

     The senior notes are not redeemable prior to their stated maturity and do not provide for any sinking fund.

RESTRICTIVE COVENANTS

     The senior notes will be subject to the covenants described under "Description of Debt Securities -- Restrictions on Secured Debt,"
"-- Restrictions on Sale and Lease-back Transactions" and "-- Consolidation, Merger and Sale of Assets," and the defeasance provisions described under the "Description of Debt Securities -- Defeasance of Debt Securities" in the accompanying prospectus.

REPURCHASE OF THE SENIOR NOTES AT THE OPTION OF THE HOLDER

     In the event of any Change in Control Triggering Event occurring on or prior to maturity, each holder of the senior notes will have the right, at the holder's option, subject to the terms and conditions of the senior indenture, to require us to purchase all or any part (provided that the principal amount is $1,000 or an integral multiple thereof) of such holder's senior notes on the date that is not less than 30 nor more than 60 business days after the occurrence of such Change in Control Triggering Event (the "Change in Control Purchase Date") at a cash price equal to the principal amount thereof plus accrued interest to the Change in Control Purchase Date (the "Change in Control Purchase Price").

     Within 15 business days after the Change in Control Triggering Event, we are obligated to mail to the trustee and to all holders at their addresses shown in the securities register (and to beneficial owners as required by applicable law) a notice regarding the Change in Control Triggering Event, which notice shall state, among other things: (i) the date by which the Change in Control Purchase Notice (as defined below) must be given by such holder, (ii) the Change in Control Purchase Price, (iii) the Change in Control Purchase Date, (iv) the name and address of the trustee and of any other office or agency maintained for the purpose of the surrender of the senior notes for purchase, (v) the procedures for withdrawing a Change in Control Purchase Notice and (vi) the procedures that holders must follow to exercise these rights. We will cause a copy of such notice to be published in a daily newspaper of national circulation.

     To exercise this right, the holder must deliver written notice (a "Change in Control Purchase Notice") to the trustee or to any other office or agency maintained for such purpose, of the exercise of such right prior to the close of business on the business day immediately prior to the Change in Control Purchase Date. The Change in Control Purchase Notice must state (i) the cusip number and the certificate number, if applicable, of the senior notes to be delivered by the holder for purchase by us; (ii) the portion of the principal amount of the senior notes to be purchased, which portion must be $1,000 or an integral multiple thereof; and (iii) that such senior notes will be submitted for purchase by us on the Change in Control Purchase Date pursuant to the applicable provisions of the senior notes.

     Any Change in Control Purchase Notice may be withdrawn by the holder by a written notice of withdrawal delivered to the trustee or to any other office or agency maintained for such purpose on the business day immediately prior to the Change in Control Purchase Date. The notice of withdrawal shall state the principal amount of the senior notes as to which the withdrawal notice relates and the principal amount, if any, which remains subject to the original Change in Control Purchase Notice.

     Payment of the Change in Control Purchase Price for a senior note for which a Change in Control Purchase Notice has been delivered and not withdrawn is conditioned upon delivery of such note (together with any endorsements) to the trustee or to any other office or agency maintained for such purpose, at any time (whether prior to, on or after the Change in Control Purchase Date) after delivery of such Change in Control Purchase Notice. Payment of the Change in Control Purchase Price for such note will be made promptly following the later of the Change in Control Purchase Date or the time of delivery of such note. If we have deposited with the trustee, in accordance with the indenture, money sufficient to pay the Change in Control Purchase Price of such note on the Change in Control Purchase Date, then, on and after the Change in Control Purchase Date, such note shall cease to be outstanding and interest on such note will cease to accrue, whether or not such note is delivered to the trustee or to any other office or agency maintained for such purpose, and all other rights of the holder shall terminate (other than the right to receive the Change in Control Purchase Price upon delivery of the senior note). In accordance with the senior indenture, no senior note may be purchased pursuant to a Change in Control Triggering Event if there has occurred and is continuing an Event of Default described below under "Events of Default" (other than a default in the payment of the Change in Control Purchase Price with respect to such senior notes).

     We shall make all filings required under and comply with all federal and state securities laws regulating the purchase of senior notes at the option of holders upon a Change in Control Triggering

Event, including, if applicable, Section 14(e) of the Exchange Act and Rule 14e-1 promulgated thereunder and any other applicable tender offer rules.

     The Change in Control Triggering Event purchase feature of the senior notes may in certain circumstances make it more difficult or discourage a change of control transaction or the removal of incumbent management. If such a Change in Control Triggering Event were to occur, there can be no assurance that we would have sufficient funds to pay the Change in Control Purchase Price for all senior notes tendered by the holders thereof. A default by us on our obligation to pay the Change in Control Purchase Price could result in acceleration of the payment of our other Indebtedness at the time outstanding.

     "Change in Control" means, with regard to us, the occurrence of (i) any consolidation, share exchange or merger in which we are not the continuing or surviving corporation or pursuant to which our voting stock would be converted into cash, securities or other property, other than, in any case, a merger in which the holders of our voting stock immediately prior to the merger have the same or greater proportionate ownership, directly or indirectly, of the voting stock of the surviving corporation immediately after the merger as they had of our voting stock immediately before the merger, or (ii) any person, including our affiliates (other than Pulte, our Restricted Subsidiaries, our or our subsidiaries' employee stock ownership plans or employee benefit plans, or a Permitted Holder) filing a Schedule 13D or 14D-1 (or any successor schedule, form or report under the Exchange Act) disclosing that such person has become the beneficial owner of 50% or more of our voting stock.

     In view of such definition, a Change in Control will not occur, and a Change in Control Triggering Event will not arise in connection with, among other things, any Permitted Holder becoming the beneficial owner of 50% or more of our voting stock.

     "Change in Control Triggering Event" means the occurrence of both a Change in Control and Rating Decline.

     "Investment Grade" means a rating of BBB- or higher by S&P and Baa3 or higher by Moody's or the equivalent of such ratings by S&P or Moody's.

     "Moody's" means Moody's Investors Service, Inc. and its successors.

     "Permitted Holder" means (i) William J. Pulte, (ii) any of his respective affiliates, parents, spouses, descendants, and spouses of descendants, or (iii) any trusts or other entities controlled by Mr. Pulte or his estate, heirs, executors, administrators or personal representatives.

     "Rating Agency" means (i) S&P, (ii) Moody's, or (iii) if S&P or Moody's or both shall not make a rating of the senior notes publicly available, a nationally recognized securities rating agency or agencies, as the case may be, selected by Pulte, which shall be substituted for S&P or Moody's or both, as the case may be.

     "Rating Category" means (i) with respect to S&P, any of the following categories: BB, B, CCC, CC, C and D (or equivalent successor categories), (ii) with respect to Moody's, any of the following categories: Ba, B, Caa, Ca, C and D (or equivalent successor categories), and (iii) the equivalent of any such category of S&P or Moody's used by another Rating Agency. In determining whether the rating of the senior notes has decreased by one or more gradations, gradations within Rating Categories (+ and -- for S&P; 1, 2 and 3 for Moody's; or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in rating from BB+ to BB will constitute a decrease of one gradation).

     "Rating Date" means the date which is 30 days prior to the earliest of (i) a Change in Control, (ii) public notice of the occurrence of a Change in Control and (iii) public notice of the intention by Pulte to effect a Change in Control.

     "Rating Decline" means the occurrence on or within 30 days after the earlier of the date of public notice of the occurrence of a Change in Control or the public announcement of the intention by Pulte to effect a Change in Control (which period shall be extended so long as the rating of the senior notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies) of: (a) in the event the senior notes are rated by either Moody's or S&P on the Rating Date as Investment Grade, the rating of the senior notes by both such Rating Agencies below Investment Grade, or (b) in the event the senior notes are rated below Investment Grade by both such Rating Agencies on the Rating Date, the rating of the senior notes by either Rating Agency is decreased by one or more gradations (including gradations within Rating Categories as well as between Rating Categories).

     "S&P" means Standard & Poor's Rating Services and its successors.

EVENTS OF DEFAULT

     An Event of Default with respect to the senior notes is defined in the senior indenture as being:

     (1) default for 30 days in the payment of any installment of interest on the senior notes;

     (2) default in the payment of any principal on the senior notes;

     (3) default or breach by us, the Guarantors or any Significant Subsidiary in the performance of any of the agreements in the senior indenture applicable to the senior notes (other than a default or breach specifically dealt with elsewhere in the senior indenture) which shall not have been remedied within a period of 60 days after receipt of written notice by us from the trustee or by us and such trustee from the holders of not less than 25% in principal amount of the senior notes then outstanding;

     (4) any default under an instrument evidencing or securing any of our Indebtedness or the Indebtedness of any Guarantor or Restricted Subsidiary (in each case, other than Non-Recourse Land Financing) aggregating $10,000,000 or more in aggregate principal amount, resulting in the acceleration of such Indebtedness, or due to the failure to pay such Indebtedness at maturity;

     (5) any Guarantee in respect of the senior notes by a Guarantor that is a Significant Subsidiary shall for any reason cease to be, or be asserted in writing by any Guarantor thereof or us not to be, in full force and effect, and enforceable in accordance with its terms (other than by reason of the termination of the indenture or the release of any such guarantee in accordance with the terms of the indenture), provided, however, that if we or any Guarantor asserts in writing that any such Guarantee is not in full force and effect and enforceable in accordance with its terms, such assertion shall not constitute an Event of Default for purposes of this paragraph (if (i) such written assertion is accompanied by an opinion of counsel to the effect that, as a matter of law, the defect or defects rendering such guarantee unenforceable can be remedied within 10 days of the date of such assertion, (ii) we or such Guarantor delivers an officers' certificate to the effect that we or such Guarantor represents that such defect or defects shall be so remedied within such 10-day period, and (iii) such defect or defects are in fact so remedied within such 10-day period); provided, that any reduction in the maximum amount of any such Guarantee as a result of fraudulent conveyance or similar law shall not be deemed an Event of Default; and

     (6) certain events of bankruptcy, insolvency or reorganization involving us or any Significant Subsidiary.

     The senior indenture provides that if an Event of Default (other than a Event of Default described in clause (6) above) shall have occurred and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount of debt securities issued under the senior indenture then outstanding may declare the principal amount of all the debt securities and interest, if any, accrued thereon to be due and payable immediately, but upon certain conditions such declaration may be annulled and past defaults (except, unless cured, a default in payment of principal of or interest on debt securities of that series) may be waived by the holders of a majority in principal amount of the debt securities of that series then outstanding. If an Event of Default described in clause (6) above occurs and is continuing, then the principal amount of all the debt securities shall become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder.

     The senior indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified by the holders of the senior notes before proceeding to exercise any right or power under the indenture at the request of the holders of the senior notes. The indenture also provides that the holders of a majority in principal amount of the senior notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on such trustee.

     No holder of senior notes will have any right to institute any proceeding with respect to the senior indenture or for any remedy thereunder, unless: (1) the holder shall have previously given the trustee written notice of an Event of Default with respect to the senior notes, (2) the holders of at least 25% in aggregate principal amount of the senior notes shall have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding as trustee, (3) the trustee shall have failed to institute any such proceeding for 60 days after its receipt of such notice and (4) no direction inconsistent with such written request has been given to the trustee during the 60-day period by the holders of a majority in principal amount of the outstanding debt securities under the senior indenture. However, any right of a holder of senior notes to receive payment of the principal of and any interest on the senior notes and to institute suit for the enforcement of any such payment shall not be impaired or affected without the consent of such holder.

     The senior indenture contains a covenant that Pulte will file annually with the trustee a certificate as to the absence of any default or specifying any default that exists.

TRUSTEE

     The trustee under the senior indenture is Bank One Trust Company, National Association (successor-in-interest to the First National Bank of Chicago).

GLOBAL SECURITIES

     The senior notes will be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, the Depository and registered in the name of a nominee of the Depository. Global securities may not be transferred except as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any nominee to a successor of the Depository or a nominee of such successor. A further description of the Depository's procedures with respect to global securities representing the senior notes is set forth in the accompanying prospectus under "Description of Debt Securities--Global Certificates." The Depository has confirmed to us, the underwriters and the trustee that it intends to follow such procedures.

     The Depository has advised us and the underwriters that the Depository is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The Depository also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The Depository is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the Depository's system is also available to other such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to the Depository and its participants are on file with the SEC.

     The senior indenture provides that if (i) the Depository notifies Pulte that it is unwilling or unable to continue as depositary or if the Depository ceases to be eligible under the senior indenture and a successor depositary is not appointed by Pulte within 90 days of written notice, (ii) Pulte determines that the senior notes will no longer be represented by global securities and executes and delivers to the trustee a company order to such effect or (iii) an Event of Default with respect to the senior notes has occurred and is continuing, the global securities will be exchanged for senior notes in definitive form of like tenor and of an equal aggregate principal amount, in authorized denominations. Such definitive senior notes will be registered in such name or names as the depositary shall instruct the trustee.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the senior notes will be made by the underwriters in immediately available funds. All payments of principal and interest in respect of the senior notes will be made by us in immediately available funds.

     The senior notes will trade in DTC's Same-Day Funds Settlement System until maturity and secondary market trading activity in the senior notes will settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the senior notes.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in a purchase agreement among us, Banc One Capital Markets, Inc., Banc of America Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Comerica Securities, Inc. and SunTrust Equitable Securities Corporation (collectively, the "underwriters"), we have agreed to sell to each of the underwriters named below, and each of the underwriters has severally, but not jointly, agreed to purchase from us, the principal amount of senior notes set forth opposite its name below. Banc One Capital Markets, Inc. and Banc of America Securities LLC are acting as joint book-running managers for the offering of senior notes.

                                                               PRINCIPAL
                        UNDERWRITERS                             AMOUNT
------------------------------------------------------------  ------------
Banc One Capital Markets, Inc. .............................  $
Banc of America Securities LLC..............................
Merrill Lynch, Pierce, Fenner & Smith Incorporated..........
Comerica Securities, Inc. ..................................
SunTrust Equitable Securities Corporation...................
                                                              ------------
          Total.............................................  $200,000,000
                                                              ============

     The underwriters have agreed to purchase all of the senior notes sold pursuant to the purchase agreement if any of these senior notes are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

     The underwriters are offering the senior notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the senior notes, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

     The underwriters have advised us that they propose initially to offer the senior notes to the public at the public offering price set forth on the cover page of this prospectus supplement, and to certain dealers at such price less a
concession not in excess of    % of the principal amount. The underwriters may
allow, and such dealers may reallow, a discount not in excess of    % of the
principal amount to certain other dealers. After the initial public offering of the senior notes, the underwriters may vary the offering price and other selling terms of the senior notes from time to time.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect thereof.

     The senior notes are a new issue of securities with no established trading market. We currently have no intention to list the senior notes on any securities exchange or quotation system. The underwriters have advised us that, following the completion of this offering, the underwriters presently intend to make a market in the senior notes, as permitted by applicable laws and regulations. The underwriters, however, are under no obligation to do so and may discontinue any market-making at any time without notice and at the sole discretion of the underwriters. No assurance can be given as to the development or liquidity of any trading market for the senior notes.

     In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the senior notes. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the senior notes. Such transaction may also include over-allotment transactions and purchases to cover short positions created by the underwriters in connection with the offering. If the underwriters create a short position in the senior notes in connection with the offering, i.e., if they sell more senior notes than are set forth on the cover page of this prospectus supplement, the underwriters must reduce that short position by purchasing senior notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure in the price of the senior notes in the open market after pricing that could adversely affect investors who purchase in the offering. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

     Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of an effect that the transactions described above may have on the price of the senior notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     Pulte has agreed that for a period of 30 days from the date hereof, it will not, without the prior written consent of Banc One Capital Markets, Inc., directly or indirectly, issue, sell, offer to sell, grant any option for the sale of, or otherwise dispose of, any debt securities, except for the senior notes sold to the underwriters pursuant to the purchase agreement.

     Pulte estimates that its share of total expenses of the offering, excluding
underwriting discounts and commissions, will be approximately $          .

     In the ordinary course of their respective businesses, the underwriters and their affiliates have engaged, and may in the future engage, in investment banking or commercial banking transactions with us and our affiliates. Bank One Trust Company, N.A, which is an affiliate of both Bank One, N.A. and Banc One Capital Markets, Inc., is the trustee under the senior indenture.

     As described above under "Use of Proceeds," we intend to use the net proceeds from the offering of the senior notes in part to repay our short term indebtedness, lenders of which include affiliates of certain of the underwriters named above. Because more than 10% of the net proceeds of this offering will be paid to affiliates of members of the National Association of Securities Dealers, Inc. participating in the offering, the offering will be conducted in accordance with NASD Conduct Rule 2710(c)(8).

                                 LEGAL MATTERS

     The validity of the senior notes offered hereby and certain other legal matters will be passed upon for us by Honigman Miller Schwartz and Cohn LLP, Detroit, Michigan. Certain legal matters will be passed upon for the underwriters by Brown & Wood LLP, New York, New York.

PROSPECTUS

                                  $500,000,000

                               PULTE CORPORATION

                             SENIOR DEBT SECURITIES
                          SUBORDINATED DEBT SECURITIES
                                  COMMON STOCK
                                    WARRANTS
                            STOCK PURCHASE CONTRACTS
                              STOCK PURCHASE UNITS

     We may offer from time to time:

     - Senior Debt Securities (consisting of debentures, notes and/or other evidences of senior unsecured indebtedness);

     - Subordinated Debt Securities (together with the Senior Debt Securities, the "Debt Securities");

     - Common Stock;

     - Warrants;

     - Stock Purchase Contracts; and

     - Stock Purchase Units.

     We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the prospectus supplements carefully before you invest.

     Our Common Stock is traded on the New York Stock Exchange under the trading symbol "PHM."

     SEE "A WARNING ABOUT FORWARD LOOKING STATEMENTS" ON PAGE 4 FOR INFORMATION YOU SHOULD CONSIDER BEFORE BUYING THESE SECURITIES.
                             ----------------------

     These Securities have not been approved or disapproved by the Securities and Exchange Commission or any State Securities Commission nor has the Commission passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

                The date of this prospectus is February 12, 2001

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
About This Prospectus.......................................      3
Pulte Corporation...........................................      3
Where You Can Find More Information.........................      3
A Warning About Forward Looking Statements..................      4
Use of Proceeds.............................................      5
Ratio of Earnings to Fixed Charges..........................      5
Description of Debt Securities..............................      6
Description of Capital Stock................................     16
Description of Warrants.....................................     17
Description of Stock Purchase Contracts and Stock Purchase
  Units.....................................................     18
Plan of Distribution........................................     19
Experts.....................................................     20
Legal Opinions..............................................     20

                            ------------------------

     You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. We have not authorized any other person to provide you with different information. This document may only be used where it is legal to sell these securities. You should only assume that the information in this prospectus or in any prospectus supplement is accurate as of the date on the front of the document. Our business, financial condition, results of operations and prospects may have changed since that date.

     Each reference in this prospectus to "Pulte," "we," "our" or "us" means Pulte Corporation and its consolidated subsidiaries, unless the context requires otherwise.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may, from time to time, offer any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $500,000,000. This prospectus provides you with a general description of the Senior Debt Securities, Subordinated Debt Securities and Common Stock we may offer. Each time we use this prospectus to offer these securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. Please carefully read this prospectus and the prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

                               PULTE CORPORATION

     We are the nation's largest homebuilder based on units sold worldwide compared to the fiscal 1999 results of our competitors. Through Pulte Home Corporation and our other homebuilding subsidiaries in the United States, we acquire land, develop communities and build and sell a wide variety of homes, including detached units, townhouses, condominium apartments and duplexes, all primarily sold for use as principal residences. Our homes are targeted to first-time, move-up, semi-custom and active adult home buyers (a growing demographic group in their pre-retirement and retirement years). As of December 31, 1999, our domestic operations offered homes for sale in 395 communities in 40 markets and 25 states at prices ranging from $50,000 to over $850,000 (sales prices of homes offered for sale in the majority of our communities fall within the range of $100,000 to $275,000), with an average price of $204,000. Our international homebuilding subsidiaries engage in residential land development and homebuilding in Mexico and Puerto Rico, which accounted for approximately 1.7% of total homebuilding pre-tax income in 1999. Through Pulte Mortgage Corporation, we also provide mortgage financing services, primarily to buyers of our homes.

     Our homebuilding strategy in the United States is focused on the continued development of the Pulte consumer and value-based brand. Our goal is to create a Homeowner for Life(TM) by providing a wide array of well-located, quality-built residential housing communities for homebuyers as they transition from first-time, move-up, semi-custom and ultimately to active adult buyers. Our extensive pre-construction market research and analysis enables us to understand what our homebuyers desire. We then specifically develop our communities and products to that well-defined homebuyer profile. Our commitment to research and development is focused on the continuous improvement of construction and land development techniques, which allows us to provide high levels of quality and value in our homes and communities. Our Pulte Preferred Partnership (P3) program was initiated with a goal toward developing long-term relationships with premier contractors and suppliers to maximize execution of our development and building plans. In addition, we believe that our well-capitalized financial structure combined with our high level of production volume allow us to negotiate favorable material and supply purchasing agreements on a national and/or regional basis to minimize our costs of production. Finally, our mortgage financing subsidiaries have continued to automate operations to (i) enhance customer service, (ii) facilitate the sales process and (iii) reduce mortgage origination production costs to maximize profitability.

     Our executive offices are located at 33 Bloomfield Hills Parkway, Suite 200, Bloomfield Hills, Michigan 48304, and our telephone number is (248) 647-2750.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports and other information with the SEC. The registration statement and these other SEC filings are available to you at the SEC's website at http://www.sec.gov. You may read and copy any filed document at the SEC's public reference rooms in Washington, D.C. at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the SEC's regional offices in New York at Seven World Trade Center, 13th Floor, New York, NY 10048 and in Chicago at

Suite 1400, Northwestern Atrium Center, 14th Floor, 500 West Madison Street, Chicago, IL 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You also may inspect our SEC filings at the New York Stock Exchange, the exchange on which our Common Stock is listed, at 20 Broad Street, 7th Floor, New York, NY 10005.

     This prospectus is part of a registration statement we have filed with the SEC relating to the securities we may offer. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, the exhibits and schedules for more information about us and our securities. The registration statement, exhibits and schedules are available at the SEC's public reference room or through its web site.

     The SEC allows us to "incorporate by reference" information in documents that we file with them, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. We incorporate by reference the following documents into this prospectus:

     - our Annual Report on Form 10-K for the year ended December 31, 1999;

     - our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000; June 30, 2000 and September 30, 2000;

     - our Current Report on Form 8-K filed on February 12, 2001; and

     - the description of our Common Stock contained in Item 1 of our Registration Statement on Form 8-A filed with the SEC on May 17, 1983,
       Item 4 of our Registration Statement on Form 8-B filed with the SEC on May 16, 1985 and Item 4 of our Registration Statement on Form 8-B filed with the SEC on December 18, 1987, each pursuant to Section 12 of the Exchange Act.

     Information that we file later with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act will automatically update and supersede the previously filed information. You may request copies of these filings at no cost, by writing or telephoning us at the following address:

                               Investor Relations
                               Pulte Corporation
                     33 Bloomfield Hills Parkway, Suite 200
                        Bloomfield Hills, Michigan 48304
                                 (248) 647-2750
                            Telecopy: (248) 433-4543
                               Attn: James Zeumer

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information or to make any representations other than as contained in this prospectus or in any prospectus supplement. We are not making any offer of these securities in any state where the offer is not permitted.

     We maintain a website at http://www.pulte.com. Our website and the information at that site, or connected to that site, is not incorporated into this prospectus, any prospectus supplement or the registration statement of which this prospectus is a part.

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

     Statements contained or incorporated by reference in this prospectus and the accompanying prospectus supplement that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "expect," "intend," "plan," "believe," "seek," "estimate" or similar expressions signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. For these reasons, we caution you not to place undue reliance on our forward-looking statements. The risks and uncertainties so identified are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial also may adversely affect us. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on our business, financial condition and results of operations. These possible risks and uncertainties include the following:

     - general economic conditions including tax rates, interest rates and shifts in demand for new homes;

     - exposure to certain market risks and the cyclical and seasonal nature of our businesses;

     - adverse weather;

     - changes in property taxes and energy costs;

     - changes in federal income tax laws and federal mortgage financing programs;

     - governmental regulation;

     - changes in governmental and public policy;

     - changes in economic conditions specific to any one or more of our markets and businesses;

     - competition;

     - availability of raw materials and skilled labor; and

     - unexpected operations difficulties.

     We refer to the documents identified above under "Where You Can Find More Information" for a discussion of these factors and their effects on our business.

                                USE OF PROCEEDS

     Except as otherwise provided in the related prospectus supplement, we will use the net proceeds from the sale of the offered securities for general corporate purposes. These purposes may include:

     - repayments or refinancing of debt;

     - working capital;

     - capital expenditures;

     - acquisitions; and

     - repurchase or redemption of securities including our Common Stock.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table shows our ratios of earnings to fixed charges for the periods indicated. This information should be read in conjunction with the consolidated financial statements and the accompanying notes incorporated by reference in this prospectus.

                                                    NINE MONTHS
                                                       ENDED
                                                   SEPTEMBER 30,       YEAR ENDED DECEMBER 31,
                                                   --------------    ----------------------------
                                                   2000     1999     1999    1998    1997    1996
                                                   -----    -----    ----    ----    ----    ----
Ratio of earnings to fixed charges(a)............  4.62     4.62     5.31    3.76    2.49    3.00

---------------
(a) The ratios of earnings to fixed charges set forth above are computed on a total enterprise basis, except for our discontinued thrift operations, which are excluded. Fixed charges include interest incurred and one-third of rent expense, which represents the estimated interest factor and amortization of debt expense.

                         DESCRIPTION OF DEBT SECURITIES

     We describe in this section the general terms that will apply to any particular series of Debt Securities that we may offer by this prospectus and an applicable prospectus supplement in the future. When we issue a particular series, we will describe in the prospectus supplement that relates to the series
(i) the specific terms of the securities and (ii) the extent to which the general terms described in this section apply to the securities of that series.

     Any Debt Securities that we offer will be our direct unsecured general obligations. These Debt Securities may be Senior Debt Securities, Subordinated Debt Securities or other types of debt securities and will be issued under one or more separate indentures between us and one or more banks or trust companies, as trustee. A Debt Security is considered "senior" or "subordinated" depending on how it ranks in relation to our other debts. Senior Debt Securities will generally rank equal to other senior debt securities or unsubordinated debt. Holders of our Subordinated Debt Securities will only be entitled to payment after we pay our senior debts, including our Senior Debt Securities.

     We have summarized the material provisions of the indentures in this section, but this is only a summary. The indentures have been filed with the SEC and are incorporated by reference. See "Where You Can Find More Information." Our discussion of indenture provisions is not complete, therefore, you should read the indentures for a more complete understanding of the provisions we describe. You should also read the indentures for provisions that may be important to you. You should review the applicable indenture for additional information before you buy any Debt Securities. Capitalized terms used in the following summary have the meanings specified in the indentures unless otherwise defined below.

GENERAL

     The Debt Securities will be our direct unsecured general obligations. If so provided in a prospectus supplement, each of the Guarantors (as defined below) would guarantee our obligations under the Debt Securities on terms set forth in the prospectus supplement, subject to such guarantee not constituting or resulting in a violation of any applicable fraudulent conveyance or similar law of any relevant jurisdiction, in which case the liability of the Guarantor under its guarantee will be reduced to the maximum amount, after giving effect to all other contingent and fixed liabilities of such Guarantor, permissible under applicable fraudulent conveyance or similar law. The Guarantors would consist of some or all of Abacoa Homes, Inc., American Title of the Palm Beaches Corp., American Title of the Palm Beaches, Ltd., Carr's Grant, L.L.C., Devtex Land, L.P., Divosta and Company, Inc., DiVosta Homes, Inc., Florida Building Products, Inc., Florida Club Homes, Inc., Hammock Reserve Development Company, Harrison Hills, LLC, Homesite Solutions Corporation, Island Walk Development Company, One Willowbrook L.L.C., PB Ventures L.L.C., PBW Corporation, PC/BRE Development L.L.C., PC/BRE Springfield L.L.C., PC/BRE Venture L.L.C., PC/BRE Whitney Oaks L.L.C., PC/BRE Winfield L.L.C., PC/Palm Beach, Inc., PN I, Inc., PN II, Inc., Pulte Development Corporation, Pulte Home Corporation, Pulte Home Corporation of New England, Pulte Home Corporation of the Delaware Valley, Pulte Homes of Greater Kansas City, Inc., Pulte Homes of Michigan Corporation, Pulte Homes of Minnesota Corporation, Pulte Homes of Ohio Corporation, Pulte Homes of South Carolina, Inc., Pulte Homes of Texas, L.P., Pulte Homes Tennessee Limited Partnership, Pulte Land Company, LLC, Pulte Land Development Corporation, Pulte Lifestyle Communities, Inc., Pulte Payroll Corporation, Pulte-IN Corp., Radnor Homes, Inc., Riverwalk Commerce Acquisition Corp., RiverWalk of the Palm Beaches Development, RN Acquisition 2 Corp. Sean/Christopher Homes, Inc., DiVosta Building Corporation, Village Walk Development Company, Inc., Fallsgrove Associates LLC, Pulte Communities NJ, Limited Partnership, Pulte Corporation, Pulte Homes of Michigan I L.P., Pulte Homes of NJ, Limited Partnership, Pulte Homes of New York, Inc., Pulte Homes of PA, Limited Partnership, Pulte Michigan Holdings Corporation, Pulte Michigan Services, LLC, Wilben, LLP and Wil Corporation.

     Our operations are conducted through our subsidiaries and, therefore, we are primarily dependent on the earnings and cash flows of our subsidiaries to meet our debt service obligations. Any right of ours or our creditors to participate in the assets of our subsidiaries upon any liquidation or reorganization of any such subsidiary will be subject to the prior claims of that subsidiary's creditors, including trade creditors. Accordingly, the Debt Securities issued will also be effectively subordinated to the creditors of our subsidiaries. The Debt Securities will, if provided in a prospectus supplement, have the benefit of guarantees from the Guarantors. The Guarantors are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Debt Securities or to make any funds available for the Debt Securities, whether by dividends, loans or other payments, other than as expressly provided in the guarantees. The payment of dividends or the making of loans and advances by our subsidiaries to us are, subject to contractual, statutory and regulatory restrictions, contingent upon the earnings of those subsidiaries and are subject to various business considerations.

     A prospectus supplement and a supplemental indenture relating to any series of Debt Securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

     - the title, series, type and amount of the Debt Securities;

     - the total principal amount and priority of the Debt Securities;

     - the percentage of the principal amount at which the Debt Securities will be issued and any payments due if the maturity of the Debt Securities is accelerated;

     - the dates on which the principal of the Debt Securities will be payable;

     - the interest rate which the Debt Securities will bear and the interest payment dates for the Debt Securities;

     - the place or places where the principal of and any interest on the Debt Securities will be payable;

     - the place where the Debt Securities may be presented for registration of transfer or exchange;

     - any limit on the aggregate principal amount of the Debt Securities;

     - any optional redemption periods;

     - any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the Debt Securities;

     - the terms of any right to convert the Debt Securities into shares of our Common Stock or other securities or property;

     - any provisions granting special rights to holders when a specified event occurs;

     - any changes to or additional events of default or covenants;

     - any special tax implications of the Debt Securities, including provisions for original issue discount securities, if offered; and

     - any other terms of the Debt Securities not inconsistent with the terms and provisions of the indentures.

     Each prospectus supplement will also describe any special provisions for the payment of additional amounts with respect to the Debt Securities. Debt Securities of any series may be issued in one or more series or tranches as described in the applicable prospectus supplement.

     If the purchase price of any of the offered Debt Securities is denominated in a foreign currency or currencies or foreign currency unit or units or if the principal of and any premium and interest on any series of Debt Securities is payable in a foreign currency or currencies or foreign currency unit or units, the restrictions, elections, general tax considerations, specific terms and other information with respect to the issue of Debt Securities and such foreign currency or currencies or foreign currency unit or units will be set forth in the applicable prospectus supplement.

     The indentures provide that the Debt Securities may be issued in one or more series, in each case as authorized by our Board of Directors from time to time. The indentures also provide that there may be more than one trustee under the indentures, each with respect to one or more different series of Debt Securities. In the event that there is more than one trustee under an indenture, the powers and trust obligations of each trustee shall extend only to the one or more series of Debt Securities for which it is a trustee. If more than one trustee is acting under an indenture, the Debt Securities (whether of one or more than one series) for which each trustee is acting shall in effect be treated as if issued under separate indentures.

PAYMENT OF PRINCIPAL, INTEREST AND PREMIUM; TRANSFER OF SECURITIES

     Unless we designate otherwise, we will pay principal, interest and any premium on fully registered securities in Bloomfield Hills, Michigan. We will make payments by check mailed to the persons in whose names the Debt Securities are registered on days specified in the indentures or any prospectus supplement. We will make Debt Securities payments in other forms at a place we designate and specify in a prospectus supplement. You may transfer or exchange fully registered securities at the corporate trust office of the trustee or at any other office or agency maintained by us for such purposes as provided in any prospectus supplement.

GUARANTEES

     In order to enable us to obtain more favorable interest rates and terms, payment of principal of, premium, if any, and interest on the Debt Securities may (if so specified in the prospectus supplement) be guaranteed, jointly and severally, by the Guarantors; provided that the guarantees will not be applicable to or guarantee our obligations with respect to the conversion of the Debt Securities into Common Stock if applicable. Each guarantee will be an unsecured obligation of each Guarantor issuing such guarantee, ranking pari passu in right of payment with all existing and future indebtedness of a similar series.

     The indentures provide that, in the event any guarantee would constitute or result in a violation of any applicable fraudulent conveyance or similar law of any relevant jurisdiction, the liability of the Guarantor under such guarantee shall be reduced to the maximum amount, after giving effect to all other contingent and other liabilities of such Guarantor, permissible under the applicable fraudulent conveyance or similar law.

GLOBAL CERTIFICATES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more global certificates that will be deposited with a depository identified in a prospectus supplement.

     The specific terms of the depository arrangements with respect to any Debt Securities of a series will be described in a prospectus supplement.

     Unless otherwise specified in a prospectus supplement, Debt Securities issued in the form of a global certificate to be deposited with a depository will be represented by a global certificate registered in the name of the depository or its nominee. Upon the issuance of a global certificate in registered form, the depository for the global certificate will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by the global certificate to the accounts of institutions that have accounts with the depository or its nominee. The accounts to be credited shall be designated by the underwriters or agents of the Debt Securities or by us, if the Debt Securities are offered and sold directly by us. Ownership of beneficial interests in a global certificate will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in a global certificate will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the depository or its nominee for the global certificate. Ownership of beneficial interests in a global certificate by persons that hold through participants will be shown on, and the transfer of that ownership interest within the participant will be effected only through, records maintained by the participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global certificate.

     So long as the depository for a global certificate in registered form, or its nominee, is the registered owner of the global certificate, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities of the series represented by the global certificate for all purposes under the indentures. Generally, owners of beneficial interests in a global certificate will not be entitled to have Debt Securities of the series represented by the global certificate registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities in definitive form, and will not be considered the owners or holders of the global certificate under the applicable indenture.

     Payment of principal of, premium, if any, and any interest on Debt Securities of a series registered in the name of or held by a depository or its nominee will be made to the depository or its nominee, as the case may be, as the registered owner or the holder of a global certificate representing the Debt Securities. None of Pulte, the trustee, any paying agent, or the applicable debt security registrar for the Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global certificate for the Debt Securities or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

     We expect that the depository for Debt Securities of a series, upon receipt of any payment of principal, premium or interest in respect of a permanent global certificate, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global certificate as shown on the records of the depository. We also expect that payments by participants to owners of beneficial interests in a global certificate held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and the payments will be the responsibility of the participants. However, we have no control over the practices of the depository and/or the participants and there can be no assurance that these practices will not be changed.

     Unless it is exchanged in whole or in part for Debt Securities in definitive form, a global certificate may generally be transferred only as a whole unless it is being transferred to certain nominees of the depository.

     Unless otherwise stated in any prospectus supplement, The Depository Trust Company, New York, New York will act as depository. Beneficial interests in global certificates will be shown on, and transfers of global certificates will be effected only through, records maintained by The Depository Trust Company and its participants.

EVENTS OF DEFAULT

     "Event of default" when used in an indenture will mean any of the following:

     - failure to pay when due interest on any Debt Security for 30 days;

     - failure to pay the principal or any premium on any Debt Security when due;

     - failure to deposit any sinking fund payment when due;

     - failure to perform any other covenant in the indenture that continues for 60 days after being given written notice;

     - certain events in bankruptcy, insolvency or reorganization of Pulte; and

     - any other event of default included in any indenture or supplemental indenture.

     An event of default for a particular series of Debt Securities does not necessarily constitute an event of default for any other series of Debt Securities issued under an indenture. The trustee may withhold notice to the holders of Debt Securities of any default, except in the payment of principal or interest, if it considers such withholding of notice to be in the best interests of the holders.

     If an event of default for any series of Debt Securities occurs and continues, the trustee or the holders of at least 25% of the total principal amount of the Debt Securities of the series may declare the entire principal of that series due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the Debt Securities of that series can void the declaration.

     The indentures contain provisions entitling the trustee with respect to any series of Debt Securities, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified by the holders of the applicable Debt Securities before proceeding to exercise any right or power under the applicable indenture at the request of the holders of such Debt Securities. The indentures also provide that the holders of a majority in principal amount of the outstanding Debt Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee for such series of Debt Securities. The indentures contain a covenant that we will file annually with the trustee a certificate as to the absence of any default or specifying any default that exists.

     The indentures limit the right to institute legal proceedings. No holder of any Debt Security will have the right to bring a claim under an indenture unless:

     - the holder has given written notice of default to the trustee;

     - the holders of not less than 25% of the aggregate principal amount of Debt Securities of a particular series shall have made a written request to the trustee to bring the claim and furnished the trustee reasonable indemnification as it may require;

     - the trustee has not commenced an action within 60 days of receipt of that notice and indemnification; and

     - no direction inconsistent with the request has been given to the trustee by the holders of not less than a majority of the aggregate principal amount of the Debt Securities of the series then outstanding.

REGARDING THE TRUSTEE

     Bank One Trust Company, National Association (successor-in-interest to the First National Bank of Chicago) is trustee under the indentures, pursuant to which certain of our debt securities are outstanding. Bank One Trust Company, National Association or other banks or trust companies will act as trustee pursuant to which the Debt Securities are to be issued. Bank One Trust Company, National Association maintains normal banking relationships with us (and is an affiliate of Bank One, NA, which participates in and acts as co-agent in our Bank Credit Facility and provides cash management and other services for us in the normal course of our business).

     The trustee may resign or be removed with respect to one or more series of Debt Securities and a successor trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as trustee with respect to different series of Debt Securities under a single indenture, each such trustee shall be a trustee of a trust under the applicable indenture separate and apart from the trust administered by any other such trustee, and any action described herein to be taken by the trustee may then be taken by each such trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is trustee.

DEFEASANCE OF DEBT SECURITIES

     If permitted by the terms of any Debt Securities, we may terminate certain of our obligations under the indenture, including our obligations to comply with the restrictive covenants described in this prospectus, on the terms and subject to the conditions contained in such indenture, by depositing in trust with the trustee money or obligations of, or guaranteed by, the United States sufficient to pay the principal of, premium, if any, and interest, if any, on such Debt Securities to maturity (or earlier redemptions).

     The prospectus supplement sets forth the specific provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     Neither we, the Guarantors nor the Restricted Subsidiaries will consolidate or merge into or sell, assign, transfer or lease all or substantially all of its assets to another person unless:

     - the person is a corporation organized under the laws of the United States of America or any state thereof;

     - the person assumes by supplemental indenture all the obligations of Pulte or such Guarantor or Restricted Subsidiary, as the case may be, relating to the Debt Securities, the guarantees and the indenture, as the case may be; and

     - immediately after the transaction no event of default exists; except that this clause will not restrict or be applicable to a merger, consolidation or liquidation of a Restricted Subsidiary or Guarantor with or into us or another subsidiary that is wholly-owned, directly or indirectly, by us that is, or concurrently with the completion of such merger, consolidation or liquidation becomes, a Guarantor or a Restricted Subsidiary that is wholly-owned, directly or indirectly, by us.

     Upon any such consolidation, merger, sale, assignment or transfer, the successor corporation will be substituted for us or such Guarantor or Restricted Subsidiary (including any merger or consolidation described in the proviso at the end of the immediately preceding sentence), as applicable, under the indenture. The successor corporation may then exercise every power and right of ours or such Guarantor or Restricted Subsidiary under the indenture, and we or such Guarantor or Restricted Subsidiary, as applicable, will be released from all of our respective liabilities and obligations in respect of the Debt Securities and the indenture. If we or any Guarantor or Restricted Subsidiary leases all or substantially all of its assets, the lessee corporation will be the successor to us or such Guarantor or Restricted Subsidiary and may exercise every power and right of ours or such Guarantor or Restricted Subsidiary, as the case may be, under the indenture, but we or such Guarantor or Restricted Subsidiary, as the case may be, will not be released from our respective obligations to pay the principal of and premium, if any, and interest, if any, on the Debt Securities.

MODIFICATION AND WAIVER

     We and the trustee, with the consent of the holders of at least a majority of the principal amount of the Debt Securities, may execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the indenture or modifying the rights of the holders of the Debt Securities, except that no such supplemental indenture may, without the consent of the holder of each outstanding Debt Security affected by the supplemental indenture, among other things:

     - extend the final maturity of the Debt Securities, or reduce the rate or extend the time of payment of interest on the Debt Securities, or reduce the principal amount of the Debt Securities, or impair the right to institute suit for payment of the Debt Securities;

     - reduce the percentage of Debt Securities, the consent of the holders of which is required for any such supplemental indenture, for any waiver of compliance with certain provisions of the indenture or certain defaults under the indenture and their consequences provided in the indenture; or

     - modify any of the provisions regarding the modification of the indenture, waivers of past defaults and waivers of certain covenants, except to increase any percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding security affected thereby.

     Our Board of Directors does not have the power to waive any of the covenants of the indentures including those relating to consolidation, merger or sale of assets.

     We and the trustee may modify or amend provisions of the indenture without the consent of any holder for any of the following purposes:

     - to evidence the succession of another person to us or any Guarantor under the indenture and the Debt Securities;

     - to add to our covenants or the covenants of any Guarantor for the benefit of the holders of the Debt Securities or to surrender any right or power conferred upon us or such Guarantor by the indenture;

     - to add events of default for the benefit of the holders of the Debt Securities;

     - to change or eliminate any provisions of the indenture, provided that any such change or elimination shall become effective only when there are no outstanding Debt Securities;

     - to secure any Debt Securities under the indenture;

     - to establish the form or terms of the Debt Securities of any series;

     - to add Guarantors;

     - to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under the indenture by more than one trustee;

     - to close the indenture to authentication and delivery of additional series of Debt Securities, and to cure any ambiguity, defect or inconsistency in the indenture, provided such action does not adversely affect the interests of holders of the Debt Securities; or

     - to supplement any of the provisions of the indentures to the extent necessary to permit or facilitate defeasance and discharge of the Debt Securities, provided that such action shall not adversely affect the interests of the holders of the Debt Securities in any material respect.

     The holders of at least a majority in principal amount of the outstanding Debt Securities may, on behalf of the holders of all Debt Securities, waive any past default under the indenture. However, they may not waive a default (1) in the payment of the principal of (or premium, if any) or any interest on any Debt Security or (2) in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding Debt Security affected.

CERTAIN COVENANTS

     In this section we describe the principal covenants that will apply to the Debt Securities unless otherwise indicated in the applicable prospectus supplement. We make use of several defined terms; the associated definitions are located at the end of this section.

     Restrictions on Secured Debt. The indenture provides that we will not, and will not cause or permit a Restricted Subsidiary to, create, incur, assume or guarantee any Secured Debt unless the applicable Debt Securities will be secured equally and ratably with (or prior to) such Secured Debt, with certain exceptions. This restriction does not prohibit the creation, incurrence, assumption or guarantee of Secured Debt which is secured by:

          (1) Security Interests on model homes, homes held for sale, homes that are under contract for sale, contracts for the sale of homes, land (improved or unimproved), manufacturing plants, warehouses or office buildings and fixtures and equipment located thereat, or thereon;

          (2) Security Interests on property at the time of its acquisition by us or a Restricted Subsidiary, which Security Interests secure obligations assumed by us or a Restricted Subsidiary, or on the property of a corporation or other entity at the time it is merged into or consolidated with us or a Restricted Subsidiary (other than Secured Debt created in contemplation of the acquisition of such property or the consummation of such a merger or where the Security Interest attaches to or affects our property or the property of a Restricted Subsidiary prior to such transaction);

          (3) Security Interests arising from conditional sales agreements or title retention agreements with respect to property acquired by us or a Restricted Subsidiary; and

          (4) Security Interests securing indebtedness of a Restricted Subsidiary owing to us or to another Restricted Subsidiary that is wholly-owned (directly or indirectly) by us or Security Interests securing our Indebtedness owing to a Guarantor.

     Additionally, such permitted Secured Debt includes any amendment, restatement, supplement, renewal, replacement, extension or refunding in whole or in part, of Secured Debt permitted at the time of the original incurrence thereof.

     In addition, we and our Restricted Subsidiaries may create, incur, assume or guarantee Secured Debt, without equally and ratably securing the Debt Securities, if immediately thereafter the sum of (1) the aggregate principal amount of all Secured Debt outstanding (excluding Secured Debt permitted under clauses (1) through (4) above and any Secured Debt in relation to which the new notes have been equally and ratably secured) and (2) all Attributable Debt (as defined below) in respect of Sale and Leaseback Transactions (as defined below) (excluding Attributable Debt in respect of Sale and Leaseback Transactions as to which the net proceeds of the property sold or transferred are applied to retire indebtedness or to the purchase of property as described under "Restrictions on Sale and Leaseback Transactions") as of the date of determination would not exceed 20% of Consolidated Net Tangible Assets (as defined below).

     The provisions described above with respect to limitations on Secured Debt are not applicable to Non-Recourse Land Financing (as defined below) by virtue of the definition of Secured Debt, and will not restrict or limit our or our Restricted Subsidiaries' ability to create, incur, assume or guarantee any unsecured indebtedness, or of any subsidiary which is not a Restricted Subsidiary to create, incur, assume or guarantee any secured or unsecured indebtedness.

     Restrictions on Sale and Lease-back Transactions. The indenture provides that we will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction, unless:

          (1) notice is promptly given to the trustee of the Sale and Leaseback Transaction;

          (2) fair value is received by us or the relevant Restricted Subsidiary for the property sold (as determined in good faith pursuant to a resolution of the Board of Directors of Pulte delivered to the trustee); and

          (3) we or a Restricted Subsidiary, within 365 days after the completion of the Sale and Leaseback Transaction, apply an amount equal to the net proceeds therefrom either:

        - to the redemption, repayment or retirement of Debt Securities of any series under the indenture (including the cancellation by the trustee of any Debt Securities of any series delivered by Pulte to the trustee), senior indebtedness of Pulte or Guarantor senior indebtedness, or

        - to the purchase by us or any Restricted Subsidiary of property substantially similar to the property sold or transferred.

     In addition, we and our Restricted Subsidiaries may enter into a Sale and Leaseback Transaction if immediately thereafter the sum of (1) the aggregate principal amount of all Secured Debt outstanding (excluding Secured Debt permitted under clauses (1) through (4) described in "Restrictions on Secured Debt," above or Secured Debt in relation to which the Debt Securities have been equally and ratably secured) and (2) all Attributable Debt in respect of Sale and Leaseback Transactions (excluding Attributable Debt in respect of Sale and Leaseback Transactions as to which the net proceeds of the property sold or transferred are applied to retire indebtedness or to the purchase of property as described in clause (2) above) as of the date of determination would not exceed 20% of Consolidated Net Tangible Assets.

     Other than the above-described covenants, there are no covenants or provisions contained in the indenture which may afford holders of Debt Securities protection in the event of a highly leveraged transaction involving Pulte.

CONVERSION

     If provided in any prospectus supplement, the Debt Securities will be convertible, at their principal amount or any portion thereof which is an integral multiple of $1,000 at any time prior to their maturity, into shares of our Common Stock at the conversion price set forth in the applicable prospectus supplement, subject to adjustment in the event of the:

     - subdivision, combination or reclassification of the outstanding Common Stock;

     - payment in shares of Common Stock of a dividend or distribution on any class of our capital stock;

     - issuance of rights or warrants to all holders of Common Stock entitling them to acquire shares of Common Stock at a price per share less than the current market price; or

     - distribution to holders of Common Stock of shares of capital stock other than Common Stock, evidences of indebtedness or assets (including securities, but excluding distributions exclusively in cash, and excluding dividends or distributions paid exclusively in Common Stock, rights and warrants referred to above.

     We will not be required to issue fractional shares of Common Stock but will pay a cash adjustment in lieu thereof. Except as otherwise provided in the prospectus supplement, interest accrued shall not be paid on Debt Securities converted. If any Debt Security not called for redemption is converted between a record date for the payment of interest and the next succeeding interest payment date, such Debt Security must be accompanied by funds equal to the interest payable on such interest payment date on the principal amount so converted.

     There will be no upward adjustment in the conversion price except in the event of a reverse stock split. We are not required to make any adjustment in the conversion price of less than $0.01, but the same will be carried forward and taken into account in the computation of any subsequent adjustment. The conversion price will not be subject to adjustment under any circumstances not referred to in this paragraph, such as tender offers, open market purchases or other acquisitions of shares of Common Stock by us and/or our subsidiaries, unless otherwise provided with respect to any particular series of Debt Securities in the applicable prospectus supplement.

     In case of any reclassification (excluding those referred to above), merger, consolidation or sale of substantially all of our assets as an entirety, the holder of each outstanding convertible Debt Security shall have the right to convert such Debt Security only into the kind and amount of shares of stock and other securities and property (including cash) receivable by a holder of the number of shares of Common Stock into which such Debt Security might have been converted immediately prior to the effective date of the transaction.

CERTAIN DEFINITIONS

     "Attributable Debt" means, in respect of a Sale and Leaseback Transaction, the present value (discounted at the weighted average effective interest cost per annum of the outstanding debt securities of all series, compounded semiannually) of the obligation of the lessee for rental payments during the remaining term of the lease included in such transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended or, if earlier, until the earliest date on which the lessee may terminate such lease upon payment of a penalty (in which case the obligation of the lessee for rental payments shall include such penalty), after excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water and utility rates and similar charges.

     "Consolidated Net Tangible Assets" means the total amount of assets which would be included on a combined balance sheet of the Restricted Subsidiaries (not including Pulte) together with the total amount of assets that would be included on Pulte's balance sheet, not including its subsidiaries, under generally accepted accounting principles (less applicable reserves and other properly deductible items) after deducting therefrom:

          (1) all short-term liabilities, except for liabilities payable by their terms more than one year from the date of determination (or renewable or extendible at the option of the obligor for a period ending more than one year after such date) and liabilities in respect of retiree benefits other than pensions for which the Restricted Subsidiaries are required to accrue pursuant to Statement of Financial Accounting Standards No. 106;

          (2) investments in subsidiaries that are not Restricted Subsidiaries, including, without limitation, Pulte Mortgage Corporation; and

          (3) all goodwill, trade names, trademarks, patents, unamortized debt discount, unamortized expense incurred in the issuance of debt and other tangible assets.

     "Non-Recourse Land Financing" means any indebtedness of ours or any Restricted Subsidiary for which the holder of such indebtedness has no recourse, directly or indirectly, to us or such Restricted Subsidiary for the principal of, premium, if any, and interest on such indebtedness, and for which we or such Restricted Subsidiary are not, directly or indirectly, obligated or otherwise liable for the principal of, premium, if any, and interest on such indebtedness, except pursuant to mortgages, deeds of trust or other Security Interests or other recourse obligations or liabilities in respect of specific land or other real property interests of ours or such Restricted Subsidiary; provided that recourse obligations or liabilities of ours or such Restricted Subsidiary solely for indemnities, covenants or breach of warranty representation or covenant in respect of any indebtedness will not prevent indebtedness from being classified as Non-Recourse Land Financing.

     "Restricted Subsidiary" means any Guarantor and any other of our subsidiaries as of the date of the indenture and any successor to such Guarantor or subsidiary other than (i) First Heights Bank, Pulte Financial Companies, Inc., Pulte Mortgage Corporation, Pulte Diversified Companies, Inc. or North American Builders Indemnity Corporation and (ii) any successor to any of the subsidiaries described in clause (i).

     "Sale and Leaseback Transaction" means a sale or transfer made by us or a Restricted Subsidiary (except a sale or transfer made to Pulte or another Restricted Subsidiary) of any (a) manufacturing facility, office building or warehouse whose book value equals or exceeds 1% of Consolidated Net Tangible Assets as of the date of determination or (b) other property (not including model homes) which exceeds 5% of Consolidated Net Tangible Assets as of the date of determination, if such sale or transfer is made with the agreement, commitment or intention of leasing such property to us or a Restricted Subsidiary.

     "Secured Debt" means any Indebtedness which is secured by (i) a Security Interest in any of our property or the property of any Restricted Subsidiary or
(ii) a Security Interest in shares of stock owned directly or indirectly by us or a Restricted Subsidiary in a corporation or in equity interests owned by us or a Restricted Subsidiary in a partnership or other entity not organized as a corporation or in our rights or the rights of a Restricted Subsidiary in respect of indebtedness of a corporation, partnership or other entity in which we or a Restricted Subsidiary has an equity interest; provided that "Secured Debt" shall not include Non-Recourse Land Financing that consists exclusively of "land under development," "land held for future development" or "improved lots and parcels," as such categories of assets are determined in accordance with generally accepted accounting principles. The securing in the foregoing manner of any such indebtedness which immediately prior thereto was not Secured Debt shall be deemed to be the creation of Secured Debt at the time security is given.

     "Security Interest" means any mortgage, pledge, lien, encumbrance or other security interest which secures the payment or performance of an obligation.

                          DESCRIPTION OF CAPITAL STOCK

     The following general summary of our capital stock and certain provisions of the Michigan Business Corporation Act ("MBCA") is qualified in its entirety by reference to our articles of incorporation, as amended (the "Articles of Incorporation"), and the MBCA.

     We are authorized by the Articles of Incorporation to issue 100,000,000 shares of Common Stock. On September 30, 2000, 40,668,108 shares of Common Stock were issued and outstanding.

     The holders of the Common Stock are entitled to one vote for each share on all matters voted on by shareholders, including election of directors. The holders of the Common Stock do not have any cumulative value, conversion, redemption, sinking fund or preemptive rights. In the event of our dissolution, liquidation or winding up, holders of the Common Stock will be entitled to share ratably in any assets remaining after the satisfaction in full of the prior rights of creditors, including holders of our indebtedness, and the aggregate liquidation preference of any Preferred Stock then outstanding.

     The Common Stock is listed on the New York Stock Exchange. The Company intends to apply to the New York Stock Exchange to list the additional shares of Common Stock offered hereby and issuable upon conversion of convertible Debt Securities, if any, Equiserve, L.P. is the transfer agent and registrar for the Common Stock.

     We are also authorized by our Articles of Incorporation to issue 25,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"), none of which have been issued. Our Board of Directors has authority to divide the 25,000,000 shares of Preferred Stock into series and to fix the rights and preferences of any series so established. Variations between different series may be created by the Board of Directors with respect to such matters as voting rights, rate of dividend, priority of payment, rights of accumulation, redemption or signing fund terms, preferences upon liquidation or dissolution, conversion rights and any other preferences or rights.

     Our Articles of Incorporation provide that the Board of Directors will be divided into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year. The present Board of Directors consists of 8 persons who were elected to the Board of Directors for terms of three years each by our shareholders. Our Articles of Incorporation also provide that to the extent holders of Preferred Stock are given the right, voting separately or by class or series, to elect directors, such directors shall not be divided into the foregoing classes.

     Our Articles of Incorporation require, in addition to any vote required by law, the affirmative vote of the holders of at least 69.3% of the shares voting at a meeting of shareholders in connection with (i) any merger or consolidation of Pulte or any subsidiary with any "Interested Shareholder," as defined therein, or any corporation which is, after the merger or consolidation would be, an "Affiliate," as defined therein, of an Interested Shareholder that was an Interested Shareholder prior to the transaction; (ii) certain transfers to any Interested Shareholder or Affiliate of an Interested Shareholder, other than Pulte or any of our subsidiaries, of any of our assets or any subsidiary which have an aggregate book value of 10% or more of consolidated net worth; (iii) certain transfers by Pulte or any subsidiary of "Equity Securities," as defined therein, of Pulte or any subsidiary which have an aggregate market value of 5% or more of the total market value of the outstanding shares of Pulte to any Interested Shareholder or Affiliate of an Interested Shareholder, other than Pulte or our subsidiaries (subject to certain exceptions); (iv) the adoption of any plan or proposal for our liquidation or dissolution proposed by or on behalf of an Interested Shareholder or any Affiliate of an Interested Shareholder, (v) any reclassification of securities or recapitalization of Pulte, or any merger, consolidation or share exchange by Pulte with any of its subsidiaries which has the effect of increasing the proportionate amount of the outstanding shares of any class of Equity Securities of Pulte or any subsidiary which is owned by an Interested Shareholder or any Affiliate of an Interested Shareholder (each of the Transactions referred to in clauses (i) through (v), a

Business Combination"); or (iv) any agreement, contract or arrangement providing for one or more of the foregoing. An "Interested Shareholder" generally includes any beneficial owner of 10% or more of the voting power of Pulte or any Affiliate of ours that at any time within the two year period prior to the date in question was the beneficial owner of 10% or more of the voting power of the Company.

     The foregoing supermajority vote is not required if (i) the Board of Directors approves such Business Combination and either the Interested Shareholder has been an Interested Shareholder for at least two years prior to the date of the Board approval or such proposed transaction was approved by the Board prior to the time the Interested Shareholder became an Interested Shareholder or (ii) a majority of the outstanding stock of such other corporation is owned by the Company or its subsidiaries.

     The foregoing supermajority provisions may only be amended by the affirmative vote of 69.3% of the shares voting on the proposed amendment at a meeting of shareholders, in addition to any vote otherwise required by law.

CERTAIN PROVISIONS OF THE MICHIGAN BUSINESS CORPORATION ACT

     Chapters 7A and 7B of the Michigan Business Corporation Act ("MBCA") may affect attempts to acquire control of Pulte. Pursuant to our Articles of Incorporation, we have expressly elected not to be subject to the provisions of Chapter 7A of the MBCA; however, the Board of Directors may terminate this election in whole or in part by action of the majority of directors then in office. Chapter 7A applies to "Business Combinations," defined to include, among other transactions, certain mergers, substantial sales of assets or securities and recapitalizations between covered Michigan business corporations or their subsidiaries and an "Interested Shareholder" (generally a beneficial owner of 10% or more of the voting power of the Company's outstanding voting stock). In general, Chapter 7A requires, for any Business Combination, an advisory statement from the Board of Directors, the approval of holders of at least 90% of each class of the shares entitled to vote and the approval of holders of at least two-thirds of such voting shares not held by the Interested Shareholder, its affiliates and associates. These requirements do not apply, however, where the Interested Shareholder satisfies certain "fair price," form of consideration and other requirements and at least five years have elapsed after the person involved became an Interested Shareholder. Our Board of Directors has the power to elect to be subject to Chapter 7A as to specifically identified or unidentified Interested Shareholders.

     Pursuant to our Bylaws, we have also expressly elected not to be subject to the provisions of Chapter 7B of the MBCA: however, our Board of Directors may terminate this election by action of the majority of directors then in office. Generally, under Chapter 7B an entity that acquires "Control Shares" of Pulte may vote the Control Shares on any matter only if a majority of all shares, and of all non "Interested Shares," of each class of shares entitled to vote as a class, approve such voting rights. In general, "Interested Shares" are shares owned by employee-directors of Pulte, all its officers, or the entity making the "Control Share Acquisition." "Control Shares" are shares that, when added to those already owned by an entity, would give the entity voting power in the election of directors over any of three thresholds: one-fifth, one-third and a majority. If Control Shares acquired in a Control Share Acquisition are accorded full voting rights and the acquirer of such Control Shares has acquired a majority of all voting power of Pulte, Chapter 7B would afford special dissenters' rights to our shareholders other than the acquiring person, unless otherwise provided in our Articles of Incorporation or Bylaws before the Control Share Acquisition occurs. The effect of the statute is to condition the acquisition of voting control of the corporation on the approval of a majority of pre-existing disinterested shareholders. Our Board of Directors may amend the Bylaws before a Control Share Acquisition occurs to provide that Chapter 7B applies to Pulte. Our Board of Directors currently has no plans to effect any such amendment, nor is it aware of any other plans or proposals to do so by a shareholder.

                            DESCRIPTION OF WARRANTS

     We may issue warrants to purchase Debt Securities, Common Stock, or other securities. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.

     The prospectus supplement relating to any warrants we are offering will include specific terms relating to the offering. These terms will include some or all of the following:

     - the title of the warrants;

     - the aggregate number of warrants offered;

     - the designation, number and terms of the Debt Securities, Common Stock or other securities purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted;

     - the exercise price of the warrants;

     - the dates or periods during which the warrants are exercisable;

     - the designation and terms of any securities with which the warrants are issued;

     - if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable;

     - if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

     - any minimum or maximum amount of warrants that may be exercised at any one time;

     - any terms relating to the modification of the warrants; and

     - any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants.

     The description in the prospectus supplement will not necessarily be complete, and reference will be made to the warrant agreements which will be filed with the SEC.

        DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

     We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of Common Stock at a future date or dates, which we refer to herein as "Stock Purchase Contracts." The price per share of Common Stock and number of shares of Common Stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as a part of units consisting of a Stock Purchase Contract and our Debt Securities or debt obligations of third parties, including U.S. Treasury securities, securing the holders' obligations to purchase the Common Stock under the Stock Purchase Contracts, which we refer to herein as "Stock Purchase Units." The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner. The Stock Purchase Contracts also may require us to make periodic payments to the holders of the Stock Purchase Units or vice-versa and such payments may be unsecured or prefunded on some basis.

     The prospectus supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the Stock Purchase Contracts, and, if applicable, collateral or depositary arrangements, relating to the Stock Purchase Contracts or Stock Purchase Units. Material United States federal income tax considerations applicable to the Stock Purchase Units and the Stock Purchase Contracts will also be discussed in the applicable prospectus supplement.

                              PLAN OF DISTRIBUTION

     We may sell the offered securities in and outside the United States from time to time (i) through underwriters or dealers, (ii) directly to purchasers, including our affiliates, (iii) through agents, or (iv) through a combination of any of these methods. The prospectus supplement will include the following information:

     - the terms of the offering;

     - the names of any underwriters or agents;

     - the name or names of any managing underwriter or underwriters;

     - the purchase price of the securities from us;

     - the net proceeds to us from the sale of the securities;

     - any delayed delivery arrangements;

     - any underwriting discounts, commissions and other items constituting underwriters' compensation;

     - any initial public offering price;

     - any discounts or concessions allowed or reallowed or paid to dealers; and

     - any commissions paid to agents.

GENERAL

     Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be "underwriters" as defined in the Securities Act of 1933. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act of 1933. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement.

SALE THROUGH UNDERWRITERS OR DEALERS

     If we use underwriters in a sale, they will acquire the offered securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions. These sales will be made at a fixed public offering price or at varying prices determined at the time of the sale. We may offer the securities to the public through an underwriting syndicate or through a single underwriter.

     Unless the applicable prospectus supplement states otherwise, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we will enter into with the underwriters. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless the applicable prospectus supplement says otherwise. Any initial public offering price and any discounts or concessions allowed, re-allowed or paid to dealers may be changed from time to time.

     If we use dealers in a sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

DIRECT SALES AND SALES THROUGH AGENTS

     We may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its best efforts to solicit purchases for the period of its appointment.

     We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

DELAYED DELIVERY CONTRACTS

     If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

INDEMNIFICATION

     We may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

MARKET MAKING, STABILIZATION AND OTHER TRANSACTIONS

     Unless the applicable prospectus supplement states otherwise, each series of offered securities will be a new issue and will have no established trading market. We may elect to list any series of offered securities on an exchange. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

     Any underwriter may engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Securities Exchange Act of 1934. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

                                    EXPERTS

     The consolidated financial statements of Pulte Corporation appearing in Pulte Corporation's Annual Report (Form 10-K) for the year ended December 31, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                 LEGAL OPINIONS

     Honigman Miller Schwartz and Cohn LLP, Detroit, Michigan, will issue an opinion letter concerning the legality of the securities that we are offering in this prospectus, and a law firm to be identified will issue an opinion letter as to certain legal matters for any underwriters, dealers or agents, unless we indicate otherwise in an applicable prospectus supplement.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  [PULTE LOGO]

                                  $200,000,000

                               PULTE CORPORATION

                                % SENIOR NOTES DUE 2011

                             ----------------------

                              P R O S P E C T U S
                              S U P P L E M E N T

                             ----------------------

                         BANC ONE CAPITAL MARKETS, INC.
                         BANC OF AMERICA SECURITIES LLC
                              MERRILL LYNCH & CO.
                              COMERICA SECURITIES
                   SUNTRUST EQUITABLE SECURITIES CORPORATION

                             ----------------------

                               FEBRUARY   , 2001

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------